UCN Completes Preferred Stock Conversion

All Preferred Stockholders Convert To 3.7 Million Common Shares

Salt Lake City, UT – February 1, 2005 – UCN, Inc. (OTCBB: UCNN), a provider of contact handling application software and business telecommunications services delivered over the UCN VoIP network, today announced that all holders of its 8% Series A and B Convertible Preferred Stock elected to convert their Preferred shares into 3.7 million shares of Common Stock.

UCN gave notice to Preferred stockholders on December 29, 2004, informing them the company was redeeming all outstanding Preferred shares. “We are very pleased to report that every one of our Preferred stockholders have, we believe, invested in the future of UCN by electing to convert their investments into Common stock,” stated Paul Jarman,

President and CEO. This event follows the fourth quarter 2004 warrant and option conversion in which the company raised $3.6 million. With the close of January 2005, UCN has no more Preferred stock outstanding, concluding its semi-

annual dividend payments. “This will save us approximately $50,000 per month in expense applicable to common shareholders,” he added.

       About UCN, Inc.

UCN Inc. is a full service provider of contact handling software services and data and voice, dedicated and switched long distance services integrated and bundled with its national VoIP network. The inContact™ application suite includes,

an integrated package of advanced contact handling, reporting and administration applications, and inControl™, a unique,

rapid application development tool. For more information on the company’s products and services visit www.ucn.net .

Safe Harbor Statement:The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking information made on the Company’s behalf. All statements, other than statements of historical facts which address the Company’s expectations of sources of capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies, can be identified as forward-looking statements. Such statements made by the company are based on knowledge of the environment in which it operates, but because of the factors previously listed, as well as other factors beyond the control of the Company, actual results may differ materially from the expectations expressed in the forward-looking statements.

      Investor Contact:
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